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Exhibit 10.17: Employment Agreement of Thomas G.  O'Flaherty

                              EMPLOYMENT AGREEMENT
     THIS AGREEMENT made and effective this 1st day of January, 2000 (the "Effective Date") between VOICE MOBILITY INC., incorporated pursuant to the laws of Canada, (herein called the "Corporation") and THOMAS G. O'FLAHERTY (herein called the "Executive"), of 509 - 2008 Fullerton Avenue, North Vancouver, B.C. V7P 3G7.

     WHEREAS the Corporation wishes to employ the Executive and the Executive wishes to be employed by the Corporation in accordance with the terms set out in this agreement (this "Employment Agreement").

     NOW THEREFORE in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:



1.       EMPLOYMENT
     The Corporation hereby employs the Executive and the Executive hereby accepts employment with the Corporation for the Term (as defined in section 2 below) in the position and with the duties, responsibilities and authority described in section 3 below and as the board of directors of the Corporation may, from time to time, reasonably assign to him, and upon all other terms and conditions set forth in this Employment Agreement.


2.       TERM
     The term (the "Term") of the Executive's employment pursuant to this Employment Agreement shall commence on the Effective Date and shall continue until December 31, 2002, subject to those provisions of this Employment Agreement providing for earlier termination of the Executive's employment in certain circumstances. Thereafter, the Term may be extended for additional one year periods from and after January 1, 2003 upon the agreement of the Executive and the board of directors of the Corporation, subject always to the provisions of section 9 hereof.



3.       POSITION, RESPONSIBILITY
     The Executive will serve the Corporation as president, working under the direction of and reporting to the board of directors, and the Executive will stand for election and, if elected by the shareholders of the Corporation, serve as a director of the Corporation. The Executive will serve the Corporation in good faith, to the best of his ability and with the objective of promoting the best interests of the Corporation at all times.



4.       REMUNERATION: CASH AND STOCK OPTIONS
(a) CASH - For services rendered by the Executive during the Term, the Executive shall be entitled to receive aggregate annual base pay remuneration in cash in the amount of $150,000, payable semi-monthly in arrears. The Corporation shall withhold from the Executive's base pay remuneration all deductions required by applicable law.

(b) STOCK OPTIONS - The Corporation will cause the Corporation's parent, Voice Mobility International, Inc. ("VMII"), to grant the Executive the option to acquire up to 500,000 common shares of VMII, vesting over 36 months commencing as of the Effective Date, pursuant to a stock option agreement to be provided by


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     VMII to the Executive and in accordance with the general provisions of
     VMII's employee stock option plan.

(c) BONUS - The Corporation and the Executive will on or before February 28, 2000 and annually thereafter jointly and in good faith establish management objectives for the Executive for the ensuing 12 month period and, on fulfilling such objectives, the Executive will be entitled to annual bonuses consisting of up to $50,000 in addition to his remuneration under clause (a) of this section 4 and the option to acquire up to an additional 125,000 common shares of VMII ("Additional Options") in addition to the options referred to in clause (b) of this section 4. The cash component of the annual bonus will be paid within two months of the end of the relevant 12 month period. The strike price for any Additional Options will be settled in writing signed by the Corporation and the Executive at the beginning of each 12 month period and the Annual Options will be fully vested as of the commencement of the relevant 12 month period, and the number and strike price of all Additional Options will be subject to alteration reviewed at the beginning of each 12 month period.


5.       PERQUISITES AND BUSINESS EXPENSES
     The Executive will receive, in addition to remuneration referred to in section 4, a car allowance of $500 per month and shall be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the Corporation's business upon presentation of sufficient evidence of such expenditures and provided the same are authorized expenditures pursuant to policies adopted by the board of directors of the Corporation from time to time.


6.       BENEFIT PROGRAMS
     The Executive and his family will be entitled to participate in all Executive benefit programs of the Corporation from time to time in effect under the terms and conditions of such programs, including, but not limited to, pension, share incentive and other benefit plans, group life insurance, hospitalization and surgical and major medical coverages, dental insurance, sick leave, including salary continuation arrangements, vacations and holidays, long-term disability, and such other fringe benefits as are or may be available from time to time to other executives of the Corporation.


7.       VACATION
     The Executive shall be entitled to all usual public holidays and, in addition, three weeks annual vacation during each year of employment hereunder. Such vacation time shall be utilized by the Executive at mutually reasonably acceptable times.



8.       TERMINATION OF EMPLOYMENT
     For the full term of this Employment Agreement the Executive cannot be terminated by the Corporation without cause.

(a) DEATH - In the event of the death of the Executive during the Term, the Executive's salary will be paid to the Executive's designated beneficiary, and in the absence of such designation, to the estate or other legal representatives of the Executive, through the end of the month in which death occurs, and all rights and benefits of the Executive under the Executive benefit plans and programs of the Corporation, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs.

(b) DISABILITY - The Executive's employment shall terminate automatically upon written notice from the Corporation in the event of the Executive's absence or inability to render the services required hereunder


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     due to disability, illness, incapacity or otherwise for an aggregate of 90 days during any 12 month period during the Term or any extension thereof. In the event of any such absence or inability, the Executive shall be entitled to receive the compensation provided for herein for such period, and thereafter the Executive shall be entitled to receive compensation in accordance with the Corporation's long-term disability plan, if any, together with such compensation, if any, as may be determined by the board of directors of the Corporation. If the Executive ceases employment for reason of disability before he would be covered by the Corporation's long term disability plan then the Corporation will continue to pay the Executive at his then current rate until he is so covered. If the Executive ceases employment for reason of disability then the amount of any bonus payable pursuant to clause 4(c) in respect of the year in which the disability occurs will be determined on a pro rata basis, taking into account all relevant factors, and paid by the Corporation.

(c) TERMINATION BY THE CORPORATION FOR CAUSE - In the event of a termination for cause, there will be no continued salary payments by the Corporation to the Executive and any rights and benefits of the Executive under the Executive benefit plans and programs of the Corporation will be determined in accordance with the terms of such plans and programs. For the purposes of this Employment Agreement, "cause" shall mean that the Executive:

(i) has committed a felony or indictable offence or has improperly enriched himself at the expense of the Corporation or has committed an act evidencing dishonesty or moral turpitude, including without limitation an act of theft or use of property of the Corporation for his personal benefit;

(ii) in carrying out his duties hereunder, (A) has been willfully or grossly negligent, or (B) has committed willful and gross misconduct or, (C) has failed to comply with clear and reasonable, instructions or directives from the board of directors of the Corporation after having been informed in writing of a failure to so comply having been given reasonable opportunity to comply or correct a matter;

(iii) has breached a material term of this Employment Agreement and such breach is either not promptly remedied upon notice or is incapable of remedy;

(iv) becomes bankrupt or in the event a receiving order (or any analogous order under any applicable law) is made against the Executive or in the event the Executive makes any general disposition or assignment for the benefit of his creditors which materially interferes with his ability to render services hereunder; or

(v) commits any other act giving the Corporation cause to terminate the Executive's employment, including, but not limited to chronic alcoholism or drug addiction, material malfeasance or nonfeasance with respect to the Executive's duties hereunder.

                  Prior to any termination of the Executive for cause due to the first only of any occurrence described in clauses (ii), (iii), and (v) above, the Corporation shall notify the Executive in writing of the particulars of the occurrence upon which termination would be based and shall in such notice advise the Executive as to whether, in the Corporation's reasonable opinion, the default of the Executive occasioned by such occurrence is capable of being cured or rectified in full without material loss or damage to the Corporation, in which case the Corporation shall afford the Executive a reasonable period of not less than five business days in which to cure or rectify such default. In such event and provided the Executive cures or rectifies such default in full without material loss or damage to the Corporation, the Executive's employment shall not be terminated on the basis of such occurrence.

(a) TERMINATION BY THE EXECUTIVE - The Executive shall be entitled to terminate this Employment Agreement at any time upon giving the Corporation three months written notice.


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9.       NON-COMPETITION
(a) The Executive agrees that during the period of the Executive's employment with the Corporation and for a period of 12 months from the last payment of monthly compensation to the Executive by the Corporation, the Executive shall not engage in or participate in any business activity that competes, directly in the market worldwide, with the business of the Corporation, or that of any parent, subsidiary or affiliate companies, organizations or entities. For purposes of this section the business of the Corporation means that area of telecommunications presently engaged in by the Corporation and includes all future activities as may be described in the business plan of the company as approved by the board of directors from time to time. The Executive acknowledges and agrees that the restrictions herein and in section 10 are reasonable and are intended to protect the legitimate business of the Corporation. If the Executive is in breach or is anticipated by the Corporation, acting reasonably, to be in breach of such restrictions then the Corporation shall be entitled to apply for any equitable remedies including an injunction to prevent or terminate such breach and the Executive will not oppose such application.

(b) For the purposes of this section, the Executive shall be deemed to "engage in or participate in any business activity that competes, directly in the market worldwide, with the business of the Corporation, or that of any parent, subsidiary or affiliate companies, organizations or entities" if the Executive is or becomes engaged, otherwise than at the request of the Corporation, as an officer, director or employee of, or is or becomes associated in a management, employee, ownership, consultancy or agency capacity with any corporation, partnership or other enterprise or venture whose business includes the distribution of competing services or products.

(c) It is the desire and intent of the parties that the provisions of this section shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this section is adjudicated unenforceable in any jurisdiction such adjudication shall apply only to that particular portion in the particular jurisdiction in which such adjudication is made.


10.      NON-SOLICITATION
     The Executive agrees that for a period of one year following the termination of the Executive's employment with the Corporation for any reason whatsoever, the Executive will not, whether as principal, agent, executive, employer, director, officer, shareholder or in any other individual or representative capacity, solicit or attempt to retain in any way whatsoever any employees or agents of either the Corporation or its parent, subsidiary or affiliate companies, organizations or entities.


11.      CONFIDENTIAL INFORMATION
     All confidential records, material and information and copies thereof and any and all trade secrets concerning the business or affairs of the Corporation or any of its parent, subsidiary, or affiliate companies, organizations or entities, obtained by the Executive in the course and by the reason of his employment shall remain the exclusive property of the Corporation, and the Executive acknowledges that they are all valuable proprietary property of the Corporation. During the Executive's employment or at any time thereafter, the Executive shall protect and maintain the confidentiality of all such information and not divulge the contents of such confidential records or any of such confidential information or trade secrets to any person other than to the Corporation, or to the Corporation's qualified officers or executives, and the Executive shall not, following the termination of his employment hereunder for any reason, use the contents of such confidential records or other confidential information or trade secrets for any purpose whatsoever. On termination of the Executive's employment with the Corporation for any reason, the Executive will immediately return to the Corporation all files, tools, records, media for data storage, documents, papers and other property of any description whatsoever that belongs to the Corporation and permanently delete all electronic files and data that he may have on any of his own computers or other data storage systems of any kind and, if requested to do so by the Corporation, verify in writing that he has done so.


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12.      WITHHOLDING
     Anything to the contrary notwithstanding, all payments required to be made by the Corporation hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes or other deductions as the Corporation may reasonably determine it is required to withhold pursuant to any applicable law or regulation, after consultation with the Executive. In lieu of withholding such amounts, in whole or in part, the Corporation may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided that the Corporation is satisfied that all requirements of law affecting the Corporation's responsibilities to withhold have been complied with.


13.      ENTIRE AGREEMENT
     This Employment Agreement and any other agreements referred to herein contain the entire agreement between the parties hereto with respect to matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto relating to such matters.


14.      ASSIGNMENT
     Except as herein expressly provided, the respective rights and obligations of the Executive and the Corporation under this Employment Agreement shall not be assignable by either party without the written consent of the other party and shall enure to the benefit of and be binding upon the Executive and the Corporation and their permitted successors or assigns, including, in the case of the Corporation, any other corporation or entity with which the Corporation may be merged or otherwise combined or which may acquire the Corporation or its assets in whole or in substantial part, and, in the case of the Executive, his estate or other legal representatives. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.


15.      APPLICABLE LAW
     This Employment Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with, the laws of the Province of British Columbia without regard to the conflict of laws rules thereof. The Corporation and the Executive hereby irrevocably consent and affirm to the jurisdiction of the courts of the Province of British Columbia with respect to any dispute or proceeding arising in connection with this Employment Agreement.


16.      AMENDMENT OR MODIFICATION: WAIVER
     No provision of this Employment Agreement may be amended or waived unless such amendment or waiver is authorized by the Corporation (including any authorized officer or committee of the board of directors) and is in writing signed by the Executive and by a duly authorized officer of the Corporation. Except as otherwise specifically provided in this Employment Agreement, no waiver by any party hereto of any breach by the other party of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.


17.      PROVISIONS SURVIVING TERMINATION
     It is expressly agreed that notwithstanding termination of the Executive's employment with and by the Corporation for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Corporation, in relation or arising up to the time up to and


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including the date of termination; and the provisions of Sections 9 through 12 inclusive, shall all remain and continue in full force and effect.


18.      SEVERABILITY
     In the event that any provision or portion of this Employment Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Employment Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


19.      COUNTERPARTS
     This Employment Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


20.      REFERENCES
     In the event of the Executive's death or a judicial determination of his incompetency, reference in this Employment Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries.



21.      CAPTIONS
     Captions to the sections of this Employment Agreement are solely for convenience and no provision hereof is to be construed by reference to the captions of that section.

     IN WITNESS WHEREOF the Corporation and the Executive herewith execute this Employment Agreement as of the Effective Date.



                                             VOICE MOBILITY INC.


                                             Per:
-----------------------------                    ---------------------------
THOMAS G. O'FLAHERTY                             Authorized Signatory


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